WEB SITE COMPANY FORMATION

DEVELOPMENT AND SERVICES AGREEMENT

THIS AGREEMENT (the “Agreement”) is entered into as of December 2005 by and between Ocean-7 Development, Inc., a New York corporation “OCEAN”) and DAG Media, Inc., a New York corporation (“DAGM”). Capitalized terms used in this Agreement and not defined herein shall have the meanings ascribed to such terms in this Agreement..

RECITALS

WHEREAS, DAGM is a publicly traded corporation engaged in the business of publishing and distributing yellow pages classified business telephone directories; and

WHEREAS, OCEAN is a privately held publishing/technology corporation engaged in the business of providing full-service programming and specializes in web and database solutions; and

WHEREAS, MARK ALHADEFF (“MARK”) is an OCEAN shareholder and an executive and key professional at OCEAN; and

WHEREAS, SHERRY DAVIS (“SHERRY”) is a majority shareholder at OCEAN; and

WHEREAS, DAGM desires to launch a new subsidiary (“NEWCO”) to focus on an online referral service; and

WHEREAS, DAGM desires to cooperate and partner with OCEAN for purpose of forming NEWCO, developing its business and launching it business;

NOW, THEREFORE, in consideration of the mutual promises and covenants set forth below, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, DAGM and OCEAN intending to be legally bound, hereby agree as follows.

1.     FORMATION OF NEWCO

On or before December 5, 2005 DAGM will establish NEWCO under the Delaware Corporation Law by filing a certificate of incorporation with the Secretary of State of Delaware. Immediately after incorporation, DAGM shall hold an organization meeting to adopt bylaws, elect directors, elect officers and to transact any other business necessary or appropriate under this Agreement. After incorporation, NEWCO’s Board of Directors shall issue shares of capital stock to DAGM and OCEAN in the percentages described in Paragraph 3.3, in exchange for the consideration described in this Agreement; provided that these shares shall be deemed fully paid and non assessable upon issuance. The parties hereto agree that the form on NEWCO’s certificate of incorporation and bylaws shall be determined by DAGM, but in any event, for as long as this Agreement is in effect and NEWCO is in existence, NEWCO shall be governed by the following provisions: (a) NEWCO’s Board of Directors will be comprised of at least 2 individuals; and (b) DAGM, as incorporator or shareholder, agrees to elect MARK as one of the directors of NEWCO for as long as NEWCO is in existence and OCEAN is providing Services (as defined below) to NEWCO.

2.     SCOPE OF SERVICES

OCEAN will provide NEWCO with professional services as outlined below:

2.1     Until production release of the web site,, OCEAN shall provide professional services including: (i) development; (ii) programming; (iii) specifications; (iv) design implementations; (v) testing; and (vi) hosting (as described in Statement of Work) resulting in the production availability of NEWCO's referral web service (description of which is set forth in Statement of Work) and allowing the commercial functionality for end-users to interact with the service and support potential high capacity nationwide use, including large numbers of transactions and large scale revenues. Support for this high capacity usage will require a hardware environment to be specified by Ocean. The referral service experience by end users will conform to a reasonable industry standard of other offerings on the Internet. The services shall be deemed to have satisfied the above requirements and be complete, delivered and accepted by NEWCO upon the full functionality of the web site according to the specifications set forth in Statement of Work and the web site being commercially used and there have been 200 successfully processed consumer requests. Acceptance as provided under this Paragraph may not be revoked in whole or in part without the written consent of OCEAN.

2.2     OCEAN will provide comprehensive support and maintenance services and hosting for the web site (as described in Statement of Work) for 2 consecutive months after completion of Services and acceptance by NEWCO of the web site developed under Statement of Work. Except as provided in Paragraph 8.4, OCEAN will provide such support services as part of the Services and at no additional charge to NEWCO.

2.3     At the expiration of the initial 2 month support period, NEWCO will pay for its own support and maintenance expenses while MARK will supervise, advise and consult NEWCO at no cost for as long as OCEAN has outstanding options that have not been vested pursuant to section 3.2 below. If services of independent contractors are needed at the expiration of the 2 month period, MARK will use best efforts to help NEWCO acquire technical services and support at lowest cost possible. In the event NEWCO wishes that OCEAN will provide the technical support and maintenance at the expiration of the 2 month period, NEWCO will pay OCEAN $1350 per month. The services provided under this fee will not include implementation of new features, enhancements of features, or hosting. If NEWCO wishes that OCEAN 7 provide hosting after the expiration of the 2 month period, the compensation will be $700 per month (with the non-refundable fee of $8400 for the full 12-months payable in 12 equal installments of $700 a month due upon invoice at the beginning of each month). This hosting fee is based upon less than 10,000 consumer requests per day. In the event that the number of consumer requests exceeds 10,000 per day, more robust hosting may be needed and the pricing for this hosting will be negotiated separately. All monthly fees quoted in this paragraph are valid for a 12-month period beginning at the expiration of the 2 month period.

2.4     Unless otherwise agreed in writing by DAGM, OCEAN shall not utilize any contractors to perform Services. In the event OCEAN utilizes independent contractors approved by DAGM to perform certain portions of the Services, OCEAN shall be responsible for the quality of the Services performed by the independent contractors and for the payment to the independent contractors.

2.5     The parties agree that, except as provided below, the Services shall be supervised and directed by MARK. MARK will be the contact person, unless Mark is prevented, by illness, accident, disability, death, or act of god, from doing so, in which case OCEAN will appoint another contact person with comparable skills.

3.     COMPENSATION AND PAYMENT

DAGM shall pay OCEAN the following complete and inclusive compensation for Services performed by OCEAN under this Agreement as follows:

3.1     DAGM shall issue OCEAN 60,000 restricted shares of its common stock (“DAGM COMMON STOCK”) pursuant to RULE 144 promulgated under the Securities Act of 1933, as amended (the “ACT”) and according to the following schedule: (i) 20,000 shares upon signing of this Agreement and kick off of the project; (ii) 20,000 shares 10 days following delivery of an internal 80% functional beta site of the referral service; and (iii) 20,000 shares 30 days following production release of the web site.

3.2      On or about the signing of this Agreement, DAGM shall grant to OCEAN an option to purchase 75,000 shares of DAGM COMMON STOCK under DAGM’s stock option plan at an exercise price equal to the fair market value at date of grant according to the following vesting schedule: (i) 25,000 options will be vested on the first anniversary of this Agreement, if NEWCO is still a solvent entity; (ii) 25,000 options will be vested on the second anniversary of this Agreement, if NEWCO is still a solvent entity; and (iii) 25,000 options will be vested at the third anniversary of this Agreement, if NEWCO is still a solvent entity. Notwithstanding to the contrary, the vesting will not continue according to the schedule above if DAGM lost its majority ownership in NEWCO, unless such change in DAGM majority share position was due to a sale of DAGM shares in NEWCO in which OCEAN did not have equal right to participate in.

3.3     OCEAN will receive 20% stock ownership in NEWCO and DAGM shall receive 80% stock ownership in NEWCO. The final legal structure of NEWCO, its Certificate of Incorporation and bylaws will be determined by DAGM subject to Section 1 hereof.

3.4      The compensation provided under Paragraphs 3.1-3.3 above is for services provided under this Agreement excluding: (i) services provided pursuant to Paragraph 2.3 above for any services performed at the expiration of the initial 2 months support period; and (ii) services performed pursuant to the exceptions under Paragraph 8.4 below.

3.5      OCEAN and DAGM agree that when NEWCO reaches $10M in annual gross revenue, the parties will use their best efforts to take NEWCO to IPO or otherwise spin it off of DAGM.

3.6      If OCEAN desires to sell or transfer its ownership in the NEWCO, in whole or in part, OCEAN shall first notify DAGM in writing of the proposed sale or transfer (including the price and proposed transferee). DAGM shall have a right of first refusal for 90 days to purchase OCEAN’s shares at the proposed sale price. If DAGM doesn’t exercise its right of first refusal within the period provided, OCEAN will have additional 90 days to conclude the transfer of shares to the proposed transferee at the proposed terms, provided DAGM approves the proposed transferee in writing. DAGM will not unreasonably hold such approval.

3.7      Upon execution of this Agreement and approval by DAGM Board of Director, MARK will be nominated to the DAGM Board of Directors. MARK and Assaf Ran, the CEO of DAGM will be nominated to NEWCO Board of Directors for as long as OCEAN desires and maintains an ownership interest in NEWCO. DAGM agrees to vote its shares in NEWCO such that MARK will be elected to the NEWCO Board of Directors. MARK’s nomination to the DAGM Board of Directors is subject to DAGM Bylaws.

3.8     To the extent that DAGM has paid OCEAN for a third party provider's invoices, OCEAN shall bear the responsibility to make payment to the third party provider and OCEAN shall indemnify and hold harmless DAGM from OCEAN’s failure to do so.

3.9     OCEAN shall be responsible for all costs and expenses incurred by OCEAN and its approved contractors in performing the Services.

4.     NON-COMPETITION

4.1     OCEAN, MARK and SHERRY agree that for so long as OCEAN is providing Services to NEWCO hereunder or owns any shares in NEWCO, and for a period of three (3) years thereafter it shall not independently, through an affiliate or with a third party, directly or indirectly, perform services on its own or for another company that are substantially similar to the Services performed for NEWCO hereunder to enable itself or such other company to provide an on-line referral service or that is competing with any current (as of the date of this Agreement) DAGM product.

4.2     OCEAN acknowledges and agrees that the restrictions set forth in Paragraph 4.1 are reasonable in scope and duration and are necessary to protect NEWCO, and to enable NEWCO to receive the anticipated benefits of this Agreement and the arrangements contemplated herein. The parties hereto agree that, if any of the length of time, restriction, the scope or another parameter of the restrictions set forth in Paragraph 4.1 is deemed to be unlawfully restrictive by a court of competent jurisdiction, such provision shall be deemed to be amended and shall be construed by such court to have the broadest type, scope and duration permissible under applicable law, and if no validating construction is possible, shall be severable from the rest of this Agreement, and the validity, legality or enforceability of the remaining provisions of this Agreement shall not in any way be affected or impaired thereby.

5.     INDEMNIFICATION/LIMITATION OF LIABILITY

5.1     Subject to the exception in Paragraph 8.5, Each party shall indemnify, defend and hold the other, its agents, officers, and employees harmless from and against any and all claims, damages, liabilities and losses, including reasonable attorney and litigation fees arising out of any alleged or actual breach of this Agreement or the inaccuracy of any warranty or representation made by it or any act or omission by it in the performance of this Agreement.

5.2     As a condition to the obligations under Paragraphs 5.1, the party seeking indemnification under this Agreement shall give the indemnifying party prompt written notice of any claim for which it is seeking indemnification and shall cooperate with the indemnifying party in the defense of any such claim or action.

5.3     Except with respect to the indemnity obligation , neither party shall be liable for any indirect, incidental, punitive or other consequential damages (including, without limitation, lost profits) arising out of or in relation to this Agreement.

6.     CONFIDENTIALITY

6.1     OCEAN acknowledges that DAGM is a publicly traded corporation and therefore has to comply with certain disclosures as required by law. OCEAN further acknowledges and agrees that DAGM only will make any public announcement or disclosure pertaining to the nature or scope of this venture. In no event shall OCEAN make any public disclosure or announcement concerning this venture without prior written approval by DAGM.

6.2     In the course of performing this Agreement, OCEAN and DAGM may disclose to each other and each other’s respective employees, directors, officers, agents and other representatives, including financial advisors, accountants and attorneys, and any affiliates of the foregoing (each a “Recipient”), confidential or proprietary information, including, but not limited to, the business affairs, property, methods of operation, databases, information contained in such databases and other records related thereto of a DAGM customer or potential customer, information concerning the terms of this Agreement, software code (both source and object code), documentation, software specifications, other technical, marketing, promotional, financial or other business information and information of a competitively sensitive or proprietary nature as may be necessary to further the purposes of this Agreement (“Confidential Information”). All Confidential Information shall remain the sole property of the disclosing party, and the Recipient shall have no interest in or rights with respect thereto, except as expressly set forth in this Agreement. OCEAN and DAGM each agree, for itself and for its respective Recipients, to maintain all such Confidential Information, which in no event will be less than safeguards a reasonably prudent business would exercise in similar circumstances, and further agree to take all reasonable precautions to prevent any unauthorized disclosure of such information. The foregoing restriction on disclosure shall not apply with respect to any information which (a) the Recipient may be required to disclose by any subpoena, court order, decree, law or regulation applicable to such Recipient; provided, that such Recipient shall notify the disclosing party in a timely fashion and shall seek the maximum available confidentiality for the disclosed Confidential Information, (b) is or becomes generally known or publicly available through no act or failure to act on the part of the Recipient, (c) the Recipient reasonably deems such disclosure necessary in connection with litigation involving a deliverable or this Agreement; provided, that such party shall notify the disclosing party in a timely fashion and shall seek the maximum available confidentiality for the disclosed Confidential Information, (d) is furnished to others by the disclosing party without restriction on disclosure, (e) is known by the Recipient at the time of receiving such information from the disclosing party as evidenced by such Recipient’s records, or (f) is hereafter furnished to the Recipient by a third party, as a matter of right and without restriction on disclosure. The Recipient of Confidential Information agrees to notify the disclosing party concerning any disclosure permitted under this Section prior to making such disclosure so that the disclosing party may take appropriate action to protect the confidentiality of such information.

6.3     OCEAN acknowledges that any information exchanged under this Agreement or information that is known to the parties to this Agreement may be privileged and thus may not be used trading DAGM’s or NEWCO’s stock or options, or otherwise used to the benefit of any party.

7.     OWNERSHIP

7.1     As between NEWCO and OCEAN, NEWCO shall own all right, title, and interest in and to all deliverables developed by OCEAN as part of the Services or supplied by DAGM to OCEAN hereunder, including, but not limited to, all trademarks, domain names, patents, artwork, ideas, concepts, and other property incorporated therein, all preliminary or other copies thereof, all versions of all computer generated graphics, HTML and other web text documents, software programs, database content, prints, paintings, sketches, etchings, drawings, mechanicals or any other work, material or property produced, developed, or fabricated for delivery under this Agreement (collectively referred to as the “Materials”) and to all end user information collected by and stored in the applicable Web Site, including, without limitation, all reports generated by OCEAN hereunder containing such end user information (the "User Content"). Without derogating from the above, if DAGM defaults in its obligation to deliver the payment (DAGM stock) in accordance to Section 3.1 above, OCEAN can suspend Services without liability.

7.2     OCEAN hereby irrevocably assigns to NEWCO all its right, title, and interest in and to the Materials created by OCEAN, its employees and agents as part of the Services. OCEAN agrees to execute any documents necessary to perfect the transfer of such title. NEWCO’s rights in the Materials shall include the worldwide rights and copyrights thereto and all the related rights regardless of whether they may be “works made for hire” under the United States Copyright Revision Act of 1976, as amended. The Materials shall be considered specially ordered for NEWCO as a “work for hire”, or, if for any reason held not to be a work made for hire, OCEAN’s execution of this Agreement shall act as an assignment of copyright.

7.3     OCEAN shall be responsible for obtaining an assignment from its third party providers engaged by OCEAN to perform Services under this Agreement to ensure NEWCO’s ownership of third party Materials in accordance with the definition in paragraph 8.1 herein. OCEAN shall secure the appropriate releases or assignments for all third party Materials OCEAN contained in the Materials, at no additional charge to DAGM.

7.4     DAGM and NEWCO understand and agree that, in the course of developing the Materials, OCEAN may use software that is distributed as free software, open source software (e.g. Linux, GPL, etc.), or software that requires as a condition of use that OCEAN make the source code of any derivative works available for redistribution at no charge (“Publicly Available Software”). DAGM and NEWCO agree that use of such Publicly Available Software shall not violate any terms of this Agreement.

8.     WARRANTIES AND REPRESENTATIONS

8.1     DAGM and OCEAN each warrant and represent to each other that each has the authority to enter into this Agreement and to perform all obligations hereunder and that the person whose signature appears below is duly authorized to enter into this Agreement on behalf of the party for whom such person is signing.

8.2     EXCEPT AND TO THE EXTENT OTHERWISE EXPRESSLY PROVIDED IN THIS SECTION 8, THERE ARE NO OTHER WARRANTIES OF ANY KIND, WHETHER EXPRESSED OR IMPLIED, INCLUDING, BUT NOT LIMITED TO, THE IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE TITLE, ACCURACY, INTEGRATION OR COMPATIBILITY.

8.3     OCEAN warrants to NEWCO that the Services and Materials described in Statement of Work shall conform to the descriptions set forth therein. OCEAN further represents that it will perform the Services in a prompt, professional, and diligent manner, and will use commercially reasonable efforts to complete the Services in accordance with the schedule mutually agreed between the parties..

8.4     OCEAN represents and warrants to NEWCO that for a period of one (1) year after delivery of any software created by OCEAN for NEWCO as Materials under this Agreement such software shall conform in all material respects to the specifications agreed upon by the parties for such software. In the event the software fails to perform as warranted, NEWCO shall notify OCEAN of the error in writing, provide a description of the error, and provide OCEAN with access (physical and remote) to the software and the servers on which it resides. Subject to the exceptions in Paragraph 8.5 OCEAN shall, at its own cost and expense, correct all errors to NEWCO’S reasonable satisfaction. An error shall be deemed corrected upon the earlier to occur of (a) mutual agreement of the parties or (b) change to the software which brings it into conformance with the specifications. If, during the course of evaluating the error, OCEAN determines that the error is due to any act or failure to act of NEWCO, beyond the intended use of the Website, or any cause listed in Paragraph 8.5, OCEAN will use reasonable efforts to correct the error; provided that DAGM shall pay OCEAN for such services at the rate specified in Paragraph 2.3.

8.5     OCEAN shall have no obligation under Paragraphs 5.1 or 8.4 to the extent any claim for repair, breach of warranty, or infringement is due to (a) any use of the Materials in an environment or in conjunction with any product, hardware, software or service which does not meet the minimum requirements established by OCEAN in its written specification documentation; (b) any combination of the Materials with hardware or software provided by any person other than OCEAN where such infringement or breach would not have occurred but for such combination; (c) any software modification to the Materials (but not content changes) by NEWCO or by a third party; or (d) any claim that the Materials as used by NEWCO infringe a business method or process patent of any third party

8.6  OCEAN warrants to NEWCO that, to the best of its knowledge, neither the deliverables nor the component applications, processes, and designs employed herein infringe upon or misappropriate or otherwise violate any patent, copyright, trade secret, or any other third-party proprietary right. Notwithstanding the preceding, OCEAN makes no warranty of any kind with respect to the business process or method to be employed by NEWCO or DAGM in connection with the NEWCO’s referral web service or its use of the web site developed by OCEAN under this Agreement.

8.7     In the event OCEAN breaches the warranty in Paragraph 8.6 and NEWCO is enjoined from using any Materials created by OCEAN for NEWCO hereunder, or any portion thereof, by a court of competent jurisdiction due to OCEAN’s alleged infringement, OCEAN must at its own expense, use reasonable efforts to: (a) procure for NEWCO the right to continue using the Materials subject to the claim; or (b) replace or modify the Materials subject to the claim with a functional, non-infringing equivalent. If OCEAN is unable to either procure for NEWCO the right to continue to use the subject Materials or replace or modify them in 30 days thereof, NEWCO may take any and all reasonable steps necessary to obtain a license or other right to use the software or any portion thereof and NEWCO may recover from OCEAN the reasonable actual out-of-pocket license fee paid by NEWCO to obtain such a license.

8.8     OCEAN represents and warrants to NEWCO that it will not, by virtue of entering into and performing this Agreement and the transactions contemplated hereunder, be in violation (with or without the passage of time or giving of notice or both) of any term of its charter or bylaws or any term or provision of any material mortgage, indenture, contract, agreement, instrument, law, regulation, rule, judgment, order or decree to which it is a party or by which it or its assets are bound and that there is no outstanding contract, commitment or agreement to which OCEAN is a party or legal impediment of any kind known to OCEAN which conflicts with this Agreement or might limit, restrict or impair the rights granted to NEWCO hereunder.

8.9     OCEAN represents and warrants to NEWCO and DAGM that OCEAN is responsible for the payment of compensation to its personnel, including all personnel assigned to the performance of OCEAN’s undertakings herein, federal and state income tax withholding, social security taxes and unemployment insurance applicable to such personnel as employees of OCEAN. OCEAN further represents and warrants to NEWCO and DAGM that OCEAN is responsible for all employee benefits, if any, to which such personnel may be entitled. OCEAN agrees to defend, indemnify and hold harmless DAGM, its officers, directors, employees, agents, representatives and the administrators of DAGM’ benefit plans, from and against any claims, liabilities or expenses relating to such compensation, tax or benefit matters.

8.10     OCEAN represents and warrants to NEWCO that notwithstanding any other workers’ compensation or insurance policies maintained by DAGM, OCEAN is responsible for the procurement and maintenance of workers’ compensation coverage sufficient to meet the statutory requirements for OCEAN’s personnel who are engaged in the performance of OCEAN’s undertakings herein.

9.     DELIVERY SCHEDULE

9.1     OCEAN acknowledges that time is of the essence with regard to delivery of the Materials. OCEAN agrees to undertake reasonable commercial efforts to deliver the Materials according the following timeline:

9.2     A beta delivery of the software described in the Statement of Work with 80% of the functionality described in the specifications complete - delivery no later than 4 months following the date of this Agreement.

9.3     A production delivery of the software described in the Statement of Work including full commercial functionality for end-users to interact with the service as described in the specifications - delivery no later than 6 months following the date of this Agreement.

9.4     In the event OCEAN is delayed in the delivery of any Materials or Services under this Agreement as the result of any act or failure to act by DAGM or NEWCO, the time for Ocean’s performance shall be extended accordingly.

10.     MARKETING AND CUSTOMER SERVICE

10.1     Upon production release of the web site, DAGM will loan NEWCO $500,000 to be used for marketing, to be spent in NEWCO’s sole discretion (“Marketing Expenses”). DAGM will have the right to draw back its out of pocket Marketing Expenses prior to any shareholders dividend distribution.

10.2     Following launch of the fully commercial and functional NEWCO’s web site, DAGM will at its sole cost and expense provide sales solicitation support and customer service support to NEWCO including assisting in the referral service itself until the system is fully automated, or NEWCO is profitable according to GAAP standards, whichever is earlier.

11.     INSURANCE

In addition to maintaining the statutory Employers Liability and Workers’ Compensation Insurance, OCEAN shall carry commercial general liability insurance in the minimum amount of One Million Dollars ($1,000,000) during the term of this Agreement and shall forward an insurance certificate to NEWCO evidencing said insurance coverage prior to performing the Services for NEWCO. OCEAN shall cause its insurance carrier to provide NEWCO with at least thirty (30) days prior notice of cancellation of such insurance. The amount of insurance coverage shall not limit in any way OCEAN’s obligations to indemnify DAGM pursuant to Section 5.

12.     MISCELLANEOUS

12.1     Material Change.     OCEAN will notify DAGM promptly of any material change in its corporate structure, financial capabilities or any other change that might compromise its ability to perform its obligations hereunder.

12.2     Assignment.     This Agreement and the rights and duties hereunder shall not be assignable by OCEAN or DAGM except upon written consent of the other; provided, however, that either party may assign this Agreement and its rights and duties hereunder without the consent of the other to any affiliate or to any purchaser of all or substantially all of its assets. For purposes of this Paragraph, an “affiliate” of is any company that controls, is controlled by, or is under common control with DAGM or OCEAN, as applicable. “Control” is the ability to direct the affairs of a company through the ownership of stock, contract or other means.

12.3     Notice.     Whenever a party hereto desires or is required to give any notice, demand or request with respect to this Agreement, such communication shall be effective only if it is in writing and delivered by personal service, facsimile transmission (with satisfactory evidence of receipt), courier service (with satisfactory evidence of delivery) or mailed, certified mail, postage prepaid, addressed as follows:

If to DAGM, to:   DAG Media Inc.
125-10 Queens Blvd., Suite 14
Kew Gardens, New York11415
Telephone: (718) 520-1000
Fax: (718) 793-2522

If to OCEAN, to:
OCEAN-7 Development Inc.
520 East 11th Street
New York, NY 10009

Telephone: (212) 533-8460
Fax: (212) 5337883

Such communications shall be effective when they are received by the addressee thereof, but if sent by certified mail in the manner set forth above, they shall be effective two (2) business days after being deposited in the mail or if sent by courier or facsimile transmission they shall be effective on the day after delivery. A party may change its address for such communications by giving notice thereof to the other party in conformity with this Paragraph 14.3.

12.4     Entire Agreement. This Agreement and all of its Exhibits constitute the entire agreement among DAGM and OCEAN with respect to the subject matter of this Agreement, and supersede all prior agreements and understandings with respect to the matters covered by this Agreement.

12.5     Governing Law; Submission to Jurisdiction. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of New York, without giving effect to the provisions thereof relating to conflicts of laws, and OCEAN hereby submits to the exclusive jurisdiction of any state or federal court in New York, New York for the adjudication of matters related to this Agreement.

12.6     Remedies. The rights and remedies of OCEAN and DAGM set forth herein with respect to failure of the other to comply with the terms of this Agreement (including, without limitation, rights of full termination of this Agreement) are not exclusive, the exercise thereof shall not constitute an election of remedies and the aggrieved party shall in all events be entitled to seek whatever additional remedies may be available in law or in equity.

12.7     Headings. The headings of this Agreement are for purposes of reference only and shall not limit or otherwise affect the meaning hereof.

12.8     No Waiver; Modifications. No provision of this Agreement may be waived, amended or otherwise modified, except by a written agreement signed by each party hereto. The waiver by a party of the breach of any provision hereof shall not be construed as a waiver of subsequent breaches or as a continuing waiver of such breach.

12.9     Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity and enforceability of the other provisions hereof. If any provision of this Agreement, or the application thereof to any person or entity or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid and unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other persons, entities or circumstances shall not be affected by such invalidity or enforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction, unless invalidity of a certain provision affects the entire basis of the bargain for a party.

12.10     Binding Agreement. This Agreement shall be binding upon and inure to the benefit of the parties hereto, their successors and permitted assigns.

12.11     Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.

12.12     Incorporation of Exhibits. All Exhibits attached hereto are incorporated into and made a part of this Agreement.

12.13     Notice of Actions. Each party hereto shall promptly notify the other parties in writing of any claims, demands or actions having any bearing on this Agreement.

12.14     Compliance with Laws. Each party agrees to perform its obligations hereunder in accordance with all applicable laws, rules and regulations now or hereafter in effect.

12.15     Publicity. OCEAN shall not use the name of DAGM or the applicable Web Site in any publicity releases, advertising or other promotional activities without the prior written consent of DAGM.

12.16     Authority. Each party represents that it has full power and authority to enter into and perform this Agreement, and the person signing this Agreement on behalf of it has been properly authorized and empowered to enter into this Agreement. Each party further acknowledges that it has read this Agreement, understands it and agrees to be bound by it.

12.17     Force Majeure. For the period and to the extent that a party hereto is disabled from fulfilling in whole or in part its obligations hereunder where such disability arises by reason of an act of God, war conditions, revolt, revolution, sabotage, government, state or municipal regulations or actions, embargo, fire, strike, or other labor trouble, or any cause beyond a party’s control, such party shall provide prompt notice thereof to the other party and be released from its obligations hereunder until the cessation of such disability.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first set forth above by their duly authorized representatives.

DAG MEDIA, INC.	OCEAN-7 DEVELOPMENT, INC.
By: /s/ Assaf Ran	By: /s/ Mark Alhadeff
Name: Assaf Ran	Name: Mark Alhadeff
Title: CEO	Title: President

MARK ALHADEFF	SHERRY DAVIS
/s/ Mark Alhadeff	/s/ Sherry Davis

In Witness Thereof:
By: /s/ Mark Hauser
Name: Mark Hauser
Date: 12-05-2005